UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 11, 2018

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36401	39-1975614
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7035 South High Tech Drive Midvale, Utah	84047
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (801) 566-6681

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

◻	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

◻	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

◻	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

◻	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act: ☒

Item 5.02Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

As previously announced, the Board of Directors (the “Board”) of Sportsman’s Warehouse Holdings, Inc. (the “Company”) appointed Jon Barker as the Company’s Chief Executive Officer effective March 13, 2018.  The Company entered into an employment agreement with Mr. Barker on May 11, 2018 (the “Employment Agreement”), which amends and restates in its entirety the previous employment agreement between the Company and Mr. Barker dated March 31, 2017.  The Employment Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.  The following description of the Employment Agreement is qualified in its entirety by reference to such exhibit.

The Employment Agreement provides for an initial term through January 30, 2022, with the term automatically renewing annually thereafter for an additional one year unless either party provides at least thirty days’ written notice of non-renewal and subject to earlier termination by either party.  The Employment Agreement provides for an annual base salary of $650,000 for Mr. Barker (effective as of the date Mr. Barker was appointed as Chief Executive Officer), which may be increased but not decreased in the sole discretion of the Board (or a committee thereof).  The Employment Agreement also provides for a target annual bonus opportunity of 100% of Mr. Barker’s base salary, with the actual amount of Mr. Barker’s annual bonus to be determined by the Board (or a committee thereof) each year.  Mr. Barker will continue to be eligible to receive annual equity awards from the Company, to receive reimbursement for the cost of an annual physical exam, and to participate in the employee benefit plans available to other executives of the Company.

In the event Mr. Barker’s employment is terminated due to a non-renewal of the Employment Agreement, Mr. Barker will be eligible to receive an annual bonus for the final fiscal year of his employment.  In the event Mr. Barker’s employment is terminated by Company other than because of Mr. Barker’s “Gross Misconduct” or by Mr. Barker for “Good Reason” (as such terms are defined in the Employment Agreement), Mr. Barker will be entitled to receive, subject to him providing a general release of claims in favor of the Company, (i) continued payment of base salary for fifteen months (or eighteen months if such termination occurs on or following a “Change in Control” of the Company, as such term is defined in the Employment Agreement), (ii) payment of pro-rated target annual bonus for the fiscal year of termination, (iii) reimbursement of COBRA premiums for up to fifteen months (or eighteen months if such termination occurs on or following a Change in Control of the Company), (iv) continued participation in any merchandise discount program offered to employees for twelve months, and (v) if such termination occurs on or following a Change in Control of the Company, full acceleration of any outstanding time-based equity awards granted by the Company.

The Employment Agreement also contains certain restrictive covenants including an indefinite confidentiality clause, twelve month post-termination non-competition clause, twenty-four month post-termination non-solicitation of employees or independent contractors clause, and non-disparagement clause.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The following exhibit is being filed as part of this report:

Exhibit No.	Description
Exhibit 10.1	Employment Agreement, May 11, 2018, between Sportsman’s Warehouse Holdings, Inc. and Jon Barker.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.

By:	/s/ Kevan Talbot
Name:	Kevan Talbot
Title:	Chief Financial Officer

Date: May 17, 2018